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Exhibit 11.1

                                PRICESMART, INC.
          COMPUTATION OF NET INCOME OR LOSS PER COMMON SHARE (BASIC AND
               DILUTED) (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

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

                                                                 Years Ended August 31,
                                                      ----------------------------------------------
                                                      ----------------------------------------------
                                                          1999            1998             1997
                                                      --------------  --------------   -------------
                                                      --------------  --------------   -------------
Net income (loss) used for basic and
      diluted computation                                  $ (3,892)        $ 3,028        $(24,843)
                                                      --------------  --------------   -------------
                                                      --------------  --------------   -------------

Weighted average number of
      common shares outstanding                           5,119,911       5,912,375       5,908,235
Add:
      Assumed exercise of those options
      that are common stock equivalents                           -         150,085               -
                                                      --------------  --------------   -------------

Adjusted shares outstanding used for
      diluted computation                                 5,119,911       6,062,460       5,908,235

Earnings per share:
      Basic                                                 $ (0.76)         $ 0.51         $ (4.20)
      Diluted                                               $ (0.76)         $ 0.50         $ (4.20)
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